Exhibit (h)(85)

                          INTERIM DELEGATION AGREEMENT
                          ----------------------------

         (Administration and Accounting Services - Money Market Portfolio)

         This AGREEMENT is made as of September 29, 2006 between and among THE RBB FUND, INC. (the "Company"), a Maryland corporation, and PFPC INC. ("PFPC"), a Massachusetts corporation which is an indirect wholly-owned subsidiary of THE PNC FINANCIAL SERVICES GROUP, INC., and BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION ("BIMC"), a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, the Company is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, BIMC and the Company have entered into an Interim Investment Advisory and Administration Agreement (the "Advisory Agreement") with respect to the Company's Money Market Portfolio (the "Portfolio");

         WHEREAS, pursuant to Section 14 of the Advisory Agreement, BIMC is permitted to delegate certain administrative duties set forth in Section 5 of the Advisory Agreement to any wholly-owned direct or indirect subsidiary of The PNC Financial Services Group, Inc.; and

         WHEREAS, BIMC and the Company desire that PFPC perform the administrative duties set forth in this Agreement with respect to the Portfolio and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

    1.   DEFINITIONS.
         ------------

         (a) "AUTHORIZED PERSON." The term "Authorized Person" shall mean any officer of the Company and any other person, who is duly authorized by the Company's Governing Board, to give Oral or Written Instructions on behalf of the Company. Such persons are listed in the Certificate attached hereto as the Authorized Persons Appendix or such other document or Board resolution as approved by the Company's Governing Board from time to time. If PFPC provides more than one service hereunder, the Company's designation of Authorized Persons may vary by service.

         (b) "BOOK-ENTRY SYSTEM." The term "Book-Entry System" means Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system maintained by an exchange registered with the SEC under the 1934 Act.

         (c) "GOVERNING BOARD." The term "Governing Board" shall mean the Company's Board of Directors if the Company is a corporation or the Company's Board of Trustees if the Company is a trust, or, where duly authorized, a competent committee thereof.

         (d) "ORAL INSTRUCTIONS." The term "Oral Instructions" shall mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

         (e) "SEC." The term "SEC" shall mean the Securities and Exchange Commission.

         (f) "SECURITIES AND COMMODITIES LAWS." The terms the "1933 Act" shall mean the Securities Act of 1933, as amended, the "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the "CEA" shall mean the Commodities Exchange Act, as amended.

         (g) "SERVICES." The term "Services" shall mean the services required to be and provided to the Portfolio by PFPC.

         (h) "SHARES." The terms "Shares" shall mean the shares of stock of the Portfolio, or, where appropriate, units of beneficial interest in the Portfolio.

         (i)  "WRITTEN INSTRUCTIONS." The term "Written Instructions" shall mean
              (i) written instructions signed by two Authorized Persons and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

    2.   APPOINTMENT.
         ------------

         The Company and BIMC hereby appoint PFPC to provide administration and accounting services to the Portfolio, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

    3.   COMPLIANCE WITH GOVERNMENT RULES AND REGULATIONS.
         -------------------------------------------------

         PFPC undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and the CEA, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to all duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Company or any other entity.

    4.   INSTRUCTIONS.
         -------------

         Unless otherwise provided in this Agreement, PFPC shall act only upon Oral or Written Instructions.

         PFPC shall be entitled to rely upon any Oral or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Company's Governing Board or of the Company's shareholders.

         The Company agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. The Company further agrees that PFPC shall incur no liability to the

Company in acting upon Oral or Written Instructions provided such instructions reasonably appear to have been received from an Authorized Person.

    5.   RIGHT TO RECEIVE ADVICE.
         ------------------------

         (a) ADVICE OF THE COMPANY. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral or Written Instructions, from the Company.

         (b) ADVICE OF COUNSEL. If PFPC shall be in doubt as to any questions of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Company, the Company's advisor or PFPC, at the option of PFPC).

         (c) CONFLICTING ADVICE. In the event of a conflict between directions, advice or Oral or Written Instructions PFPC receives from the Company, and the advice it receives from counsel, PFPC shall be entitled to rely upon and follow the advice of counsel.

         (d) PROTECTION OF PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral or Written Instructions it receives from the Company or from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice and Oral or Written Instructions. Nothing in this paragraph shall excuse PFPC when an action or inaction on its part constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

              Nothing in this paragraph shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

    6.   RECORDS.
         --------

         The books and records pertaining to the Portfolio, which are in the possession of PFPC, shall be the property of the Company. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Company, or Authorized Persons, shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by PFPC to the Company or to an Authorized Person at the Portfolio's expense.

         PFPC shall keep the following records:

         (a) all books and records with respect to the Portfolio's books of account;

         (b)  records of the Portfolio's securities transactions;

         (c) all other books and records required to be maintained by PFPC pursuant to Rule 31a-1 of the 1940 Act in connection with the Services.

    7.   CONFIDENTIALITY.
         ----------------

         PFPC agrees to keep confidential all records of the Portfolio and information relative to the Portfolio and its shareholders (past, present and potential), unless the release of such records or information is otherwise consented to, in writing, by the Company. The Company agrees that such consent shall not be unreasonably withheld. The Company further agrees that, should PFPC be required to provide such information or records to duly constituted authorities (who may institute civil or criminal contempt proceedings for failure to comply) , PFPC shall not be required to seek the Company's consent prior to disclosing such information.

    8.   LIAISON WITH ACCOUNTANTS.
         -------------------------
\
         PFPC shall act as liaison with the Company's independent registered public accounting firm and shall provide account analyses, fiscal year summaries, and other audit-related schedules. PFPC shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such firm for the expression of its opinion, as such may be required by the Company from time to time.

    9.   DISASTER RECOVERY.
         ------------------

         PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision of emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto unless such failures result from PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

   10.   COMPENSATION.
         -------------

         a) As compensation for services rendered by PFPC during the term of this Agreement, BIMC will pay to PFPC a fee or fees as may be agreed to in writing by the Company, BIMC and PFPC. Notwithstanding any other provision of this Agreement, in no event shall compensation paid by BIMC to PFPC hereunder exceed the amount permitted by Rule 15a-4 under the 1940 Act. All fees to be paid to PFPC hereunder shall be paid to PFPC when BIMC is paid its fee under the Advisory Agreement. The Company, on behalf of the Portfolio, shall reimburse PFPC for all out-of-pocket expenses incurred on behalf of the Portfolio by PFPC.

         b) Notwithstanding any other provision of this Agreement, if an Investment Advisory and Administration Agreement between BIMC and the Company is not approved by a vote of a majority of the Portfolio's outstanding voting securities (as defined in the 1940
              Act) within 150 days of the date of this Agreement, PFPC shall receive from BIMC the lesser of (i) all costs incurred by PFPC in performing this Agreement plus interest thereon at a rate equal to the rate of investment return on the assets placed in escrow pursuant to the Advisory Agreement, or (ii) the total amount of PFPC's fees referenced in Section 10(a) above plus interest thereon at a rate equal to the rate of investment return on the assets placed in escrow pursuant to the Advisory Agreement.

         c) The Company hereby represents and warrants that this Agreement shall be provided to its Governing Board and that, if required by applicable law, such Governing Board has approved or will approve the terms of this Agreement.

   11.   INDEMNIFICATION.
         ----------------

              The Company, on behalf of the Portfolio, agrees to indemnify and hold harmless PFPC and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, the CEA, and any state and foreign securities and blue sky laws, and amendments thereto, and including (without limitation) attorneys' fees and disbursements), arising directly or indirectly from any action which PFPC takes or does not take
              (i) at the request or on the direction of or in reliance on the advice of the Company or (ii) upon Oral or Written Instructions. Neither PFPC, nor any of its nominees, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. Any amounts payable by the Company hereunder shall be satisfied only against the Portfolio's assets and not against the assets of any other investment portfolio of the Company.

   12.   RESPONSIBILITY OF PFPC.
         -----------------------

         PFPC shall be under no duty to take any action on behalf of the Company or BIMC except as specifically set forth herein or as may be specifically agreed to by PFPC, in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. PFPC shall be responsible for failure to perform its duties under this Agreement arising out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. Notwithstanding the foregoing, PFPC shall not be responsible for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and PFPC shall only be responsible for that portion of losses or damages suffered by BIMC or the Company that are attributable to PFPC's failure to act in accordance with the standard of care stated in the preceding sentence.

         Without limiting the generality of the foregoing or of any other provision of this Agreement, PFPC, in connection with its duties under this Agreement, shall not be liable for (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or (b) delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

         Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability to BIMC or the Company for any consequential, special or indirect losses or damages which BIMC or the Company may incur or suffer by or as a consequence of PFPC's performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC.

   13.   DESCRIPTION OF ADMINISTRATION AND ACCOUNTING SERVICES.
         ------------------------------------------------------

         (a) Services on a Continuing Basis. PFPC will perform the following accounting functions with respect to the Portfolio:

               (i) Journalize the Portfolio's investment, capital share and income and expense activities;

               (ii) Verify investment buy/sell trade tickets and transmit trades to the Company's custodian for proper settlement;

               (iii)  Maintain individual ledgers for investment securities;

               (iv)   Maintain historical tax lots for each security;

               (v) Reconcile cash and investment balances of the Portfolio with the custodian, and prepare the beginning cash balance available for investment purposes;

               (vi) Update the cash availability throughout the day as required;

               (vii) Post to and prepare the Portfolio's Statement of Assets and Liabilities and the Statement of Operations;

               (viii) Calculate various contractual expenses (E.G.,
                      advisory/administration and custody fees);

               (ix) Monitor the expense accruals and notify management of the Company of any proposed adjustments;

               (x) Control all disbursements from the Portfolio and authorize such disbursements upon Written Instructions;

               (xi)   Calculate capital gains and losses;

               (xii)  Determine net income;

               (xiii) Obtain security market quotes from independent pricing sources approved by the management of the Company, or if such quotes are unavailable, then obtain such prices from the management of the Company, and in either case calculate the market value of the Portfolio's investments;

               (xiv) Transmit or mail a copy of the daily portfolio valuation to the advisor;

               (xv)   Compute the net asset value of the Portfolio;

               (xvi) As appropriate, compute the yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

               (xvii) Provide general ledger information and Portfolio holdings to BIMC upon request.

         (b) Services on a Continuing Basis. PFPC will provide the following administration functions with respect to the Portfolio:

               (i)    Prepare quarterly broker security transactions summaries;

               (ii) Supply various normal and customary Portfolio statistical data as requested on an ongoing basis;

               (iii)  Prepare monthly security transaction listings;

               (iv) Prepare for execution and file the Portfolio's Federal and state tax returns;

               (v) Prepare and file the Company's Semi-Annual Reports with the SEC on Form N-SAR (to the extent the same relates to the Portfolio) and prepare and file the Company's Rule 24F-2 Notice and Form N-PX with the SEC (to the extent the same relates to the Portfolio);

               (vi) Prepare and file with the SEC the Company's annual, semi-annual and quarterly Shareholder reports on Form N-CSR and Form N-Q (to the extent the same relates to the Portfolio);

               (vii) Assist with the preparation of registration statements on Form N-1A and other filings relating to the federal registration of Shares;

               (viii) Monitor the Portfolio's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

               (ix) Coordinate contractual relationships and communications between the Portfolio and its contractual service providers;

               (x) Qualify the Portfolio's Shares for sale in each state in which the Company's Governing Board determines to sell the Portfolio's Shares and make all blue sky filings and take all appropriate actions necessary to maintain and renew the blue sky registration of the Portfolio's Shares in such states (in connection with blue sky filings, the Company hereby grants PFPC a limited power of attorney on behalf of the Company to sign all blue sky filings and other related documents in order to effect such filings);

               (xi) Monitor the Portfolio's compliance with the amounts and conditions of each state blue sky qualification for states referenced in the preceding sub-section (x); and

               (xii) Maintain the Company's fidelity bond (to the extent the same relates to the Portfolio) as required by the 1940 Act and obtain a directors and officers liability policy.


   14.   DURATION AND TERMINATION.
         -------------------------

         Subject to the next succeeding sentence, this Agreement shall continue until terminated by the Company, on behalf of the Portfolio, on sixty (60) days' prior written notice to PFPC; or by PFPC on ninety (90) days' prior written notice to the Company. This Agreement shall automatically terminate upon termination of the Advisory Agreement.

   15.   NOTICES.
         --------

         If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to PFPC at PFPC's address, 301 Bellevue Parkway, Wilmington, Delaware 19809; (b) if to the Company, at the address of the Company; (c) if to BIMC to 40 East 52nd Street, New York,New York 10022,Attn: Robert Connolly, or (d) if to none of the foregoing, at such other address as shall have been notified to the sender of any such notice or other communication.

   16.   AMENDMENTS.
         -----------

         This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

   17.   DELEGATION.
         -----------

         PFPC may delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of The PNC Financial Services Group, Inc., provided that (i) PFPC gives the Company and BIMC thirty (30) days prior written notice; (ii) the delegate agrees with PFPC, the Company and BIMC to comply with all relevant provisions of the 1940 Act; and (iii) PFPC and such delegate promptly provide such information as the Company and BIMC may request, and respond to such questions as the Company and BIMC may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.

         Notwithstanding a delegation under this Section, PFPC shall remain responsible for the performance of its duties set forth herein and shall hold the Portfolio harmless from the acts and omissions, under the standards of care provided for herein, of any delegate chosen pursuant to this Section.

   18.   COUNTERPARTS.
         -------------

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   19.   FURTHER ACTIONS.
         ----------------

         Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

   20.   MISCELLANEOUS.
         --------------

         This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and/or Oral Instructions.

         The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

         The services of PFPC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Company or any other person.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.



                               PFPC INC.


                               By:
                                  ----------------------------------------------

                               Title:
                                     -------------------------------------------


                               THE RBB FUND, INC.


                               By:
                                  ----------------------------------------------

                               Title:
                                     -------------------------------------------


                               BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION


                               By:
                                  ----------------------------------------------

                               Title:
                                     -------------------------------------------

                                                              September 29, 2006
The RBB Fund, Inc.
Re:      INTERIM DELEGATION AGREEMENT - ADMINISTRATION AND
         ACCOUNTING SERVICES FEES - MONEY MARKET PORTFOLIO
         -------------------------------------------------


Madam/Sir:

         This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of an Interim Delegation Agreement dated as of September 29, 2006 (the "Delegation Agreement") among PFPC, The RBB Fund, Inc. (the "Company") and BlackRock Institutional Management Corporation ("BIMC"), with respect to the Company's Money Market Portfolio (the "Portfolio"). In consideration of the services to be provided by PFPC, BIMC will pay directly to PFPC from its advisory and administration fee an annual administration and accounting fee as set forth below, to be calculated daily. The Company on behalf of the Portfolio will reimburse PFPC for all out-of-pocket expenses incurred by PFPC on behalf of the Portfolio, including, but not limited to, postage and handling, telephone, telex, Federal Express and outside pricing service charges. The compensation to be paid to PFPC with respect to the Delegation Agreement shall be paid by BIMC to PFPC when BIMC is paid its fee under the Interim Investment Advisory and Administration Agreement between the Company and BIMC dated September 29, 2006 (the "Advisory Agreement").

         The annual administration and accounting fee shall be 0.10% of the Portfolio's average daily net assets, exclusive of out-of-pocket expenses. BIMC, the Company and PFPC agree that the compensation paid by BIMC to PFPC shall not exceed the amount permitted by Rule 15a-4 under the 1940 Act.

         The fee for the period from the date hereof until the end of that calendar year shall be pro-rated according to the proportion which such period bears to the full annual period commencing on the date hereof.

         If the foregoing accurately sets forth our agreement, and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                    Very truly yours,

                                    PFPC INC.

                                    By:
                                        ----------------------------------------
                                             Title:
Accepted:

THE RBB FUND, INC.

By:
   -----------------------------------------
         Title:

Accepted:

BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION

By:
   -----------------------------------------
         Title: